Investor Contact: Kelley Hall (503) 532-3793	Media Contact: Kellie Leonard (503) 671-6171

NIKE, INC. REPORTS FISCAL 2013 THIRD QUARTER RESULTS

•	Revenues from continuing operations up 9 percent to $6.2 billion, up 10 percent excluding currency changes
•	Diluted earnings per share from continuing operations up 20 percent to $0.73
•	Worldwide futures orders up 6 percent, 7 percent growth excluding currency changes
•	Inventories up 4 percent

BEAVERTON, Ore., March 21, 2013 – NIKE, Inc. (NYSE:NKE) today reported financial results for its fiscal 2013 third quarter ended February 28, 2013. For continuing operations, strong demand for NIKE, Inc. brands propelled double-digit revenue growth on a currency neutral basis, and diluted earnings per share grew faster than revenue due to gross margin expansion, a lower tax rate and a lower average share count.

"Our team delivered strong results in Q3. We did it with a relentless flow of innovation into our key categories," said Mark Parker, President and CEO of NIKE, Inc. "Given the diversity of our portfolio, we're able to capture big opportunities that drive sustainable, profitable growth. At the same time we continue to invest in new ways to enhance athletic performance, build strong consumer communities, and improve how we design and manufacture our products. That’s how we increase our potential and drive shareholder value."*

Third Quarter Continuing Operations Income Statement Review

•
Revenues for NIKE, Inc. increased 9 percent to $6.2 billion, up 10 percent on a currency-neutral basis. Excluding the impact of changes in foreign currency, NIKE Brand revenues rose 10 percent, with growth in all geographies except Greater China and Japan and in all key categories except Sportswear and Action Sports. Revenues for Other Businesses increased 9 percent as growth at Converse and NIKE Golf more than offset lower revenues at Hurley.

•
Gross margin increased 30 basis points to 44.2 percent. Gross margin benefitted from the combination of pricing actions and easing material costs, which more than offset higher labor costs. This benefit was partially offset by higher discounts, particularly in Greater China as the Company continues work to manage marketplace inventory. Additionally gross margin was impacted by unfavorable changes in foreign exchange rates and a shift in the mix of the Company’s revenues to lower margin geographies.

•
Selling and administrative expense grew at the same rate as revenue, up 9 percent to $1.9 billion. Demand creation expense was $619 million, up 5 percent from the prior year driven by sports marketing expense, and marketing support for key product initiatives and brand events. Operating overhead expense increased 11 percent to $1.2 billion due to additional investments made in the wholesale business to support growth initiatives, and higher Direct to Consumer costs as a result of higher volume-driven expenses in existing NIKE-owned stores and the cost of new stores opened in the last year.

•
Other expense, net was $17 million, comprised primarily of foreign exchange losses. For the quarter, the Company estimates the year-over-year change in currency related gains and losses included in other expense, net, combined with the impact of changes in currency exchange rates on the translation of foreign currency-denominated profits, decreased pretax income by approximately $19 million.

•
The effective tax rate was 22.8 percent, compared to 27.7 percent for the same period last year. The decrease was largely due to the benefit from the U.S. legislative reinstatement of the research and development tax credit, as well as a lower effective tax rate on foreign operations due to the geographical mix of earnings.

•
Net income from continuing operations increased 16 percent to $662 million while diluted earnings per share increased 20 percent to $0.73, reflecting a 2 percent decline in the weighted average diluted common shares outstanding.

February 28, 2013 Balance Sheet Review for Continuing Operations

•
Inventories for NIKE, Inc. were $3.3 billion, up 4 percent from February 29, 2012. NIKE Brand inventories increased 4 percent. NIKE Brand wholesale unit inventories increased 7 percent to support future demand, while the impact of changes in foreign currency exchange rates and changes in product cost drove a 3 percentage point decline in NIKE Brand inventory growth.

•
Cash and short-term investments were $4.0 billion; $845 million higher than last year mainly as a result of higher net income, proceeds from the sale of the Umbro and Cole Haan businesses and continued focus on working capital management.

Share Repurchases

During the third quarter, NIKE, Inc. repurchased a total of 4.9 million shares for approximately $253 million as part of the four-year, $8 billion program approved by the Board of Directors in September 2012. As of the end of the third quarter, a total of 11.1 million shares were repurchased under this program at a cost of approximately $548 million.

Futures Orders

As of the end of the quarter, worldwide futures orders for NIKE Brand athletic footwear and apparel, scheduled for delivery from March through July 2013 totaled $9.9 billion, 6 percent higher than orders reported for the same period last year. Excluding currency changes, reported orders would have increased 7 percent.*

Discontinued Operations

The Company continually evaluates its existing portfolio of businesses to ensure resources are invested in those businesses that are accretive to the NIKE Brand, and represent the largest growth potential and highest returns. On May 31, 2012, the Company announced its intention to divest of the Umbro and Cole Haan businesses, allowing the Company to focus resources on driving growth in the NIKE, Jordan, Converse and Hurley brands.

As previously announced, the Company completed the sale of certain assets of the Umbro brand during the second quarter ended November 30, 2012 and recorded a loss on the sale of these assets of $107 million, net of tax, that was included in the net loss from discontinued operations for the second fiscal quarter of 2013.

On February 1, 2013, the Company completed the sale of Cole Haan to Apax Partners for an agreed upon purchase price of $570 million and received at closing $561 million, net of $9 million of purchase price adjustments. For the third quarter ended February 28, 2013, the Company recorded a gain on sale of $231 million, net of tax, representing the sales price less the asset value of Cole Haan and other miscellaneous charges. For the third quarter of 2013, the Company’s net income from discontinued operations was $204 million, which includes the gain recorded for the sale of Cole Haan, net of tax, less net operating losses and divesture transaction costs for Cole Haan and Umbro during the period.

Under the Cole Haan sale agreement, the Company will provide certain transition services to Cole Haan and will license NIKE proprietary technologies for a transition period. The continuing cash flows related to these items are not expected to be significant to Cole Haan and the Company will have no significant continuing involvement with Cole Haan beyond the transition services.

Conference Call

NIKE management will host a conference call beginning at approximately 2:00 p.m. PT on March 21, 2013, to review third quarter results. The conference call will be broadcast live over the Internet and can be accessed at http://investors.nikeinc.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through 9:00 p.m. PT, March 28, 2013.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly-owned NIKE, Inc. subsidiaries include Converse Inc., which designs, markets and distributes athletic lifestyle footwear, apparel and accessories and Hurley International LLC, which designs, markets and distributes surf and youth lifestyle footwear, apparel and accessories. For more information, NIKE’s earnings releases and other financial information are available on the Internet at http://investors.nikeinc.com and individuals can follow @Nike.

*
The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by Nike with the S.E.C., including Forms 8-K, 10-Q, and 10-K. Some forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and “at once” orders, exchange rate fluctuations, order cancellations, discounts and returns, which may vary significantly from quarter to quarter, and because a significant portion of the business does not report futures orders.

(Additional Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
For the period ended February 28, 2013

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions, except per share data)	2/28/2013	2/29/2012	Change	2/28/2013	2/29/2012	Change
Income from continuing operations:
Revenues	$6,187	$5,656	9%	$18,616	$17,095	9%
Cost of sales	3,451	3,171	9%	10,522	9,616	9%
Gross profit	2,736	2,485	10%	8,094	7,479	8%
Gross margin	44.2%	43.9%		43.5%	43.7%

Demand creation expense	619	592	5%	2,103	1,872	12%
Operating overhead expense	1,244	1,116	11%	3,655	3,297	11%
Total selling and administrative expense	1,863	1,708	9%	5,758	5,169	11%
% of revenue	30.1%	30.2%		30.9%	30.2%

Interest (income) expense, net	(2)	-	-	(6)	3	-
Other expense (income), net	17	(10)	-	(28)	17	-
Income before income taxes	858	787	9%	2,370	2,290	3%
Income taxes	196	218	-10%	602	580	4%
Effective tax rate	22.8%	27.7%		25.4%	25.3%

NET INCOME FROM CONTINUING OPERATIONS	662	569	16%	1,768	1,710	3%
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS	204	(9)	-	49	(36)	-
NET INCOME	$866	$560	55%	$1,817	$1,674	9%

Earnings per share from continuing operations:
Basic earnings per common share	$0.74	$0.62	19%	$1.97	$1.86	6%
Diluted earnings per common share	$0.73	$0.61	20%	$1.93	$1.82	6%

Earnings per share from discontinued operations:
Basic earnings per common share	$0.23	$(0.01)	-	$0.05	$(0.04)	-
Diluted earnings per common share	$0.22	$(0.01)	-	$0.05	$(0.04)	-

Weighted Average Common Shares Outstanding:
Basic	893.9	915.1		898.9	921.2
Diluted	911.7	934.6		916.5	940.3

Dividends declared per common share	$0.21	$0.18		$0.60	$0.52

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
As of February 28, 2013

	February 28,	February 29,
(Dollars in millions)	2013	2012	% Change
ASSETS
Current assets:
Cash and equivalents	$2,557	$2,021	27%
Short-term investments	1,485	1,176	26%
Accounts receivable, net	3,232	3,199	1%
Inventories	3,329	3,206	4%
Deferred income taxes	275	302	-9%
Prepaid expenses and other current assets	882	745	18%
Assets of discontinued operations	29	602	-95%
Total current assets	11,789	11,251	5%
Property, plant and equipment	5,370	4,988	8%
Less accumulated depreciation	3,110	2,855	9%
Property, plant and equipment, net	2,260	2,133	6%
Identifiable intangible assets, net	376	366	3%
Goodwill	131	131	0%
Deferred income taxes and other assets	1,059	913	16%
TOTAL ASSETS	$15,615	$14,794	6%
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$57	$49	16%
Notes payable	103	91	13%
Accounts payable	1,241	1,255	-1%
Accrued liabilities	1,899	1,798	6%
Income taxes payable	138	59	134%
Liabilities of discontinued operations	62	175	-65%
Total current liabilities	3,500	3,427	2%
Long-term debt	161	229	-30%
Deferred income taxes and other liabilities	1,287	962	34%
Redeemable preferred stock	-	-	-
Shareholders' equity	10,667	10,176	5%
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$15,615	$14,794	6%

NIKE, Inc.
DIVISIONAL REVENUES1
For the period ended February 28, 2013

	THREE MONTHS ENDED		%	% Change Excluding Currency	NINE MONTHS ENDED		%	% Change Excluding Currency
(Dollars in millions)	2/28/2013	2/29/2012	Change	Changes 2	2/28/2013	2/29/2012	Change	Changes 2
North America
Footwear	$1,691	$1,470	15%	15%	$4,894	$4,219	16%	16%
Apparel	697	573	22%	22%	2,280	1,866	22%	22%
Equipment	158	106	49%	51%	499	330	51%	51%
Total	2,546	2,149	18%	18%	7,673	6,415	20%	20%
Western Europe
Footwear	692	606	14%	14%	1,951	1,875	4%	10%
Apparel	298	305	-2%	-3%	981	1,045	-6%	0%
Equipment	50	51	-2%	-3%	172	185	-7%	-1%
Total	1,040	962	8%	8%	3,104	3,105	0%	6%
Central & Eastern Europe
Footwear	179	161	11%	8%	491	476	3%	9%
Apparel	119	96	24%	21%	370	330	12%	18%
Equipment	20	18	11%	10%	65	64	2%	9%
Total	318	275	16%	13%	926	870	6%	12%
Greater China
Footwear	410	449	-9%	-11%	1,090	1,116	-2%	-4%
Apparel	196	221	-11%	-13%	598	666	-10%	-11%
Equipment	29	24	21%	22%	96	90	7%	5%
Total	635	694	-9%	-10%	1,784	1,872	-5%	-6%
Japan
Footwear	96	108	-11%	-4%	309	311	-1%	3%
Apparel	65	79	-18%	-10%	224	234	-4%	-1%
Equipment	14	15	-7%	-1%	44	49	-10%	-8%
Total	175	202	-13%	-6%	577	594	-3%	0%
Emerging Markets
Footwear	590	553	7%	9%	1,912	1,780	7%	15%
Apparel	195	187	4%	6%	679	602	13%	20%
Equipment	54	53	2%	5%	167	159	5%	13%
Total	839	793	6%	8%	2,758	2,541	9%	16%
Global Brand Divisions3	30	27	11%	11%	84	84	0%	5%
Total NIKE Brand	5,583	5,102	9%	10%	16,906	15,481	9%	12%
Other Businesses4	615	563	9%	9%	1,768	1,636	8%	8%
Corporate5	(11)	(9)	-	-	(58)	(22)	-	-
Total NIKE, Inc. Revenues From Continuing Operations	$6,187	$5,656	9%	10%	$18,616	$17,095	9%	12%

Total NIKE Brand
Footwear	$3,658	$3,347	9%	9%	$10,647	$9,777	9%	12%
Apparel	1,570	1,461	7%	8%	5,132	4,743	8%	11%
Equipment	325	267	22%	23%	1,043	877	19%	22%
Global Brand Divisions3	30	27	11%	11%	84	84	0%	5%

1 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
2 Fiscal 2013 results have been restated using fiscal 2012 exchange rates for the comparative period to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.

3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment.
4 Other businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Corporate revenues primarily consist of intercompany revenue eliminations and foreign currency revenue-related hedge gains and losses generated by entities within the NIKE Brand geographic operating segments and certain Other Businesses through our centrally managed foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES1,2
For the period ended February 28, 2013

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2013	2/29/2012	Change	2/28/2013	2/29/2012	Change
North America	$625	$503	24%	$1,811	$1,468	23%
Western Europe	178	149	19%	505	464	9%
Central & Eastern Europe	71	60	18%	175	163	7%
Greater China	218	273	-20%	567	664	-15%
Japan	24	24	0%	91	93	-2%
Emerging Markets	221	215	3%	749	652	15%
Global Brand Divisions3	(324)	(299)	-8%	(1,023)	(846)	-21%
TOTAL NIKE BRAND	1,013	925	10%	2,875	2,658	8%
Other Businesses4	128	104	23%	329	280	18%
Corporate5	(285)	(242)	-18%	(840)	(645)	-30%
TOTAL EARNINGS BEFORE INTEREST AND TAXES	$856	$787	9%	$2,364	$2,293	3%

1 The Company evaluates performance of individual operating segments based on earnings before interest and taxes (also commonly referred to as “EBIT”), which represents net income before interest expense, net, and income taxes.

2 Certain prior year amounts have been reclassified to conform to fiscal year 2013 presentation. These changes had no impact on previously reported results of operations or shareholders' equity.
3 Global Brand Divisions primarily represent NIKE Brand licensing businesses that are not part of a geographic operating segment and selling general and administrative expenses that are centrally managed for the NIKE Brand.

4 Other Businesses represent activities of Converse, Hurley, and NIKE Golf.
5 Corporate consists of unallocated general and administrative expenses, which includes expenses associated with centrally managed departments, depreciation and amortization related to the Company’s corporate headquarters, unallocated insurance and benefit programs, certain foreign currency gains and losses, including certain hedge gains and losses, corporate eliminations and other items.

NIKE, Inc.
NIKE BRAND REPORTED FUTURES GROWTH BY GEOGRAPHY1
As of February 28, 2013

	Reported Futures Orders	Excluding Currency Changes 2

North America	11%	11%
Western Europe	-5%	-5%
Central & Eastern Europe	11%	11%
Greater China	4%	3%
Japan	-8%	5%
Emerging Markets	12%	16%
Total NIKE Brand Reported Futures	6%	7%

1 Futures orders by geography and in total for NIKE Brand athletic footwear and apparel scheduled for delivery from March 2013 through July 2013.
The reported futures and advance orders growth is not necessarily indicative of our expectation of revenue growth during this period. This is due to year-over-year changes in shipment timing and because the mix of orders can shift between advance/futures and at-once orders and the fulfillment of certain orders may fall outside of the schedule noted above. In addition, exchange rate fluctuations as well as differing levels of order cancellations and discounts can cause differences in the comparisons between advance/futures orders and actual revenues. Moreover, a significant portion of our revenue is not derived from futures and advance orders, including at-once and close-out sales of NIKE Brand footwear and apparel, sales of NIKE Brand equipment, sales from certain of our Direct to Consumer operations, and sales from our Other Businesses.

2 Reported futures restated using prior year exchange rates to enhance the visibility of the underlying business trends excluding the impact of foreign currency exchange rate fluctuations.